Vote-By-Phone Solicitation Script for
Putnam Intermediate Government Income Trust
October 5, 1995 Shareholder Meeting


This script provides information to the shareholders and solicits their vote by phone, to be confirmed in writing.

Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)? I am representing Putnam Investments in Boston and I am calling about the upcoming meeting of the shareholders of Putnam Intermediate Government Income Trust (PGT).

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder of record) and that your address of record is (address of record)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We noted that we have not yet received your vote for the meeting.
Do you have any questions regarding the proposals I can clarify for you?

(If there are questions regarding the non-routine proposals, please refer to the Q & A attached.)

Would you like to vote by phone?

(If not, ask the shareholder if he or she would like another ballot, thank them for the time and terminate the call. If so, proceed as follows:)

We previously sent you a letter describing our procedures for voting your proxy ballot by telephone.

I will now read the information on the proxy card so that you can provide us with your voting instructions.

Putnam Intermediate Government Income Trust

Proxy for a meeting of shareholders, October 5, 1995

This proxy is solicited on behalf the Trustees of the Fund.

The shareholder hereby appoints George Putnam, Hans H. Estin and William F. Pounds, and each of them separately, proxies, with power of substitution, and hereby authorizes them to represent and vote, as designated hereafter, at the meeting of shareholders of Putnam Intermediate Government Income Trust, on October 5, 1995, at 2:00 p.m., Boston time, and at any adjournments thereof, all of the shares of the Fund which the shareholder would be entitled to vote if personally present.

This proxy when properly authorized will be voted in the manner directed herein by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

1.   Election of Trustees.
     The Trustees recommend a vote FOR all of the nominees for Trustee.

     The nominees are: Jameson Adkins Baxter, Hans H. Estin, John
     A. Hill, Elizabeth T. Kennan, Lawrence J. Lasser, Robert E. Patterson, Donald S. Perkins, William F. Pounds, George Putnam, George Putnam III, Eli Shapiro, A.J.C. Smith, and William N. Thorndike.

     How would you like to vote on this proposal?

          For electing all of the nominees?
          For electing all nominees other than the following nominees? (specify nominees for whom voting authority is withheld)
          Withhold authority to vote for all nominees?

2.   Ratify the selection of Price Waterhouse LLP as auditors.
     The Trustees recommend a vote FOR this proposal.

     Price Waterhouse LLP:

     How would you like to vote on this proposal?
          For, Against or Abstain?

3. Conversion of the fund from a closed-end fund to an open-end fund.
     The Trustees recommend a vote AGAINST this proposal.

     How would you like to vote on this proposal?
          For, Against or Abstain?


Thank you.  Do you wish to send the entire message?

To repeat your instructions:

You voted:
     On proposal 1:
     On proposal 2:
     On proposal 3:
     Is this correct?

Thank you. We will be sending you a written confirmation of your vote. An 800 number will be provided for you on the confirmation.
Please call us if any of the information on the confirmation is incorrect.




s:\shared\proxy\working\pgtscrip